Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Billiton Limited and BHP Billiton Plc:

We consent to the incorporation by reference in the registration statement (No. 333-206983) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-100496, 333-141531 and 333-160636) on Form S-8 of BHP Billiton Limited of our reports dated 21 September 2016, except as to the restatement of the effectiveness of internal control over financial reporting for a material weakness, which is as of 19 July 2017, with respect to the consolidated balance sheets of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of 30 June 2016 and 30 June 2015, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2016, and the effectiveness of internal control over financial reporting as of 30 June 2016, which reports appear in the 30 June 2016 Annual Report on Form 20-F/A of the BHP Billiton Group.

Our reports dated 21 September 2016, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness, as to which the date is 19 July 2017, expresses our opinion that the BHP Billiton Group did not maintain effective internal control over financial reporting as of 30 June 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there is a material weakness in the effectiveness of controls over the determination of which deferred income tax balances to include in the carrying values of the Onshore US assets and market participant assumptions used to measure fair value less costs of disposal for impairment assessment purposes. The material weakness arose due to a lack of understanding, by both the process owner and control operator, of how to distinguish between assumptions specific to the BHP Billiton Group and those of a market participant, including the application of deferred income taxes, in determining impairment of the Onshore US assets.

/s/ KPMG LLP KPMG LLP London, United Kingdom 19 July 2017	/s/ KPMG KPMG Melbourne, Australia 19 July 2017

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